United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 11, 2020

Communications Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)
001-31588		41-0957999
(Commission File Number)		(I.R.S. Employer Identification No.)

10900 Red Circle Drive Minnetonka, MN		55343
(Address of Principal Executive Offices)		(Zip Code)

952- 996-1674
Registrant’s Telephone Number, Including Area Code

Securities Registered Pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value, $.05 per share	JCS	Nasdaq

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into Definitive Material Agreement

Sale of Suttle Assets to Oldcastle

On March 11, 2020, Communications Systems, Inc. (“CSI” or the “Company”) announced that its wholly-owned subsidiary Suttle, Inc. has sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment and customer relationships to Oldcastle Infrastructure, Inc. (“Oldcastle”), an industry leader in engineered building solutions, in the transaction described in Item 2.01 of this Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 11, 2020, Communications Systems, Inc. (“CSI” or the “Company”) announced that its wholly-owned subsidiary Suttle, Inc. has sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment and customer relationships, to Oldcastle. The acquired Suttle business lines will become part of Oldcastle’s wholly owned subsidiary, Primex Technologies, Inc. (“Primex”), a leading provider of indoor and outdoor enclosure solutions to the smart home and telecommunications industries. A copy of the press release announcing the sale is filed as Exhibit 99.1.

The transaction was structured as an Asset Purchase Agreement by and among Oldcastle, Suttle and Communications Systems, Inc., with a simultaneous signing and closing on March 11, 2020.  The sale price was $8.0 million in cash, with a net working capital adjustment 90 days after closing. A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

The Company will use the net proceeds from this transaction, together with its other working capital resources to fund the Company’s ongoing strategy, which includes investments in growing key strategic software competence, R&D, services, and other strategic areas to further grow CSI’s business organically and through acquisitions.

Under the Asset Purchase Agreement, CSI and Suttle agreed to indemnify Oldcastle for any breaches of representations, warranties, covenants or agreements contained in the Asset Purchase Agreement, as well as any liabilities arising out of the pre-closing operation of the business.

Concurrently with the closing of the transaction, CSI, Suttle and Oldcastle entered into a Transition Services Agreement (“TSA”) under which Suttle will continue to manufacture products for Oldcastle for a period of six months after closing, to ensure seamless supply and quality assurance to the existing customer base.  Concurrently with the closing of the transaction and the TSA, CSI and Oldcastle also entered into a two-year lease under which Oldcastle will lease two buildings in Hector, Minnesota, where Suttle had conducted operations.  The lease automatically renews for additional one-year periods unless either party gives notice of non-renewal.

The parties intend to work with Suttle’s existing suppliers to ensure continued support and delivery of all Suttle products during the transition period.  Following the completion of the TSA, the Company intends to dispose of the remainder of Suttle’s assets, including the production facility, injection molding presses, and various plant equipment.

The Company expects to recognize a gain of approximately $1.5 million in the 2020 first quarter with respect to this transaction. The Company will provide pro forma financial information with respect to this transaction in response to Item 9.01 of this Form 8-K and will provide financial information about (i) the remaining asset value of the former Suttle operations and (ii) any cost associated with the windup of the Suttle operations in the Form 10-Q for the quarter ended March 31, 2020 and in future filings.

Item 2.02.        Results of Operations and Financial Condition.

On March 11, 2020, the Company issued a press release announcing the results of its fourth quarter and fiscal year ended December 31, 2019.  A copy of that press release is furnished as Exhibit 99.2.

Item 2.05.        Cost Associated with Exit or Disposal Activities.

As discussed above Item 2.01 of this Form 8-K, the Company will provide financial information about (i) the remaining asset value of the former Suttle operations and (ii) any costs associated with the windup of the Suttle operations in the Form 10-Q for the quarter ended March 31, 2020 and in future filings.

Item 9.01         Financial Statements and Exhibits

(b)  Pro forma Financial Information.

The Company will file the pro forma financial information required by Item 9.01 of Form 8-K within four business days of March 11, 2020.

(d) Exhibits

Exhibit Number	Exhibit Name
10.1

Asset Purchase Agreement dated as of March 11, 2020, by and among Oldcastle Infrastructure, Inc., a Washington corporation, Suttle, Inc., a Minnesota corporation, and Communications Systems, Inc., a Minnesota corporation.

99.1	Press Release dated March 11, 2020 announcing CSI sale of the remainder of its Suttle business lines
99.2	Press Release dated March 11, 2020 announcing CSI results for the fourth quarter and year ended December 31, 2019

SIGNATUREs

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Mark D. Fandrich
Mark D. Fandrich, Chief Financial Officer

Date:  March 12, 2020

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